EXHIBIT 10.1

CONSULTING AND RETIREMENT AGREEMENT

This Consulting and Retirement Agreement, dated as of January 4, 2017 (the “Agreement”), is made and entered into by and among Valley National Bancorp (the “Company”), Valley National Bank (the “Company Bank”), and Peter Crocitto, an individual (the “Executive” or the “Consultant”).
1.    Retirement.
The Executive will retire and cease serving as the Senior Executive Vice President and Chief Operating Officer of the Company and Company Bank on February 28, 2017 (the “Effective Date”) and his employment with the Company and the Company Bank shall end on the Effective Date. By entering into this Agreement, the Executive tenders his resignation, effective as of the close of business on the Effective Date as a director of the Company Bank, Senior Executive Vice President and Chief Operating Officer of Company and Company Bank and, from each and every other position which he holds as an employee, officer, director or committee member of the Company, Company Bank or any subsidiary or affiliate of the Company or the Company Bank (collectively, the “Company Parties”). The Company and the Company Bank accept such resignation and waive the one year retirement notice requirement under the Company’s equity incentive plans.
2.    Compensation Matters.
In consideration of the Executive’s agreement to the restrictive covenants set forth herein and entering into the consulting agreement set forth herein, the parties have agreed as follows:

(a)
All of the time-based awards of restricted stock previously granted to the Executive or hereafter granted to Executive for Executive’s service in 2016 shall vest in full and be free of any restrictions as of the Effective Date. All of the performance-based awards of restricted stock previously granted to the Executive or hereafter granted to Executive for Executive’s service in 2016 shall not be forfeited as a result of the Executive’s retirement and shall vest in accordance with the performance metrics set forth in the respective grant agreements for the awards. All of the unpaid cash bonuses previously awarded will be paid as scheduled.

(b)
In accordance with, and subject to, normal practice for service in 2016, the Executive shall receive an award of restricted stock, an award of performance-based restricted stock units and shall received a non-equity incentive plan compensation award in January 2017 in amount and form the same as the award made to the Chief Financial Officer for service in 2016. All awards granted in 2017 and all prior awards shall be subject to the Company’s clawback and hold-past-termination policies in effect as of the grant date.

(c)	The Executive shall receive an additional three (3) Years of Credited Service under the Company’s Benefit Equalization Plan (the “BEP”) upon the occurrence of a Change in

Control (as such terms are defined in the BEP) during the Consulting Period (as such term is defined below).

(d)
As of the Effective Date and for a period of eighteen (18) months thereafter, the Executive and any eligible dependents shall be eligible to continue to participate in the Company’s health insurance plan pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Company and Company Bank shall reimburse the Executive for health insurance premium payments paid by him under COBRA, less any amounts he was previously paying for health coverage. Thereafter, the Company shall reimburse the Executive up to $25,000 per year for his individual health and hospital insurance premiums for coverage of himself, his wife and any eligible dependents under such policy as Executive may obtain, until the earlier of the date the Executive becomes eligible for Medicare or the Executive obtains other group health and hospital insurance.

(e)	The Executive shall receive the life insurance retirement benefits in accordance with the Valley National Bank Group Life and AD&D Insurance Plan as it may be amended or terminated.

(f)	Consistent with past practice, the Company will pay the annual dues and other charges for the Executive’s country club membership for 2017.

(g)
Subject to applicable law and the terms of the plans themselves, the Executive and the Company agree that benefits to the Executive (i) under the Valley National Bank qualified pension plan shall begin on March 1, 2017, if he so elects, and (ii) under the BEP shall begin on September 1, 2017 retroactive to March 1, 2017. The Executive shall be eligible to receive his contributions to the Company’s 401(k) plan and Company matching contributions in accordance with the 401(k) plan, as he elects.

(h)	Executive will return to the Company his Company provided vehicle on or about the Effective Date.

(i)	The Company shall reimburse the Executive for reasonable attorney’s fees for the review of this Agreement up to $7,500.
All compensation to Executive under this Section 2 shall be subject to federal, state and local income tax withholding and/or W-2 or 1099 reporting as applicable.
3.    Severance and Change in Control Agreements.
The Executive acknowledges and agrees that his existing Severance Agreement dated January 22, 2008 and his existing Change in Control Agreement dated June 22, 2011 with the Company and Company Bank shall each terminate on the date hereof and shall be of no further force or effect notwithstanding his retention as a Consultant.

4.	Agreement to Act as a Consultant for Company in Period Commencing One Month Following Retirement.

(a)The Executive will be fully retired for a period of one month following the Effective Date or for such longer period as the Company and the Executive shall agree.
(b)Unless otherwise agreed in writing, Peter Crocitto (the “Consultant”) shall serve as a consultant to the Company and the Company Bank for a period of 24 months, beginning on April 1, 2017 and ending on March 31, 2019 (the “Consulting Period”). During the Consulting Period, the Consultant shall provide the following consulting services to the Company and Company Bank at times to be mutually agreed upon by the parties:

•	Advise executives of the Company and the Board of Directors of the Company on operating procedures for the Company, the Company Bank and other subsidiaries of the Company.

•	Consult with the Company Bank and its executives on policies and procedures for the human resources department.

•	Confer with executives in charge of IT on issues related to core processing, cybersecurity and other similar matters for which he was previously responsible as chief operating officer of the Company.

•
Cooperate with counsel for the Company in any claim, litigation or arbitration against the Company, its subsidiaries and affiliates and, if required, serve as a witness on the Company’s behalf in any such arbitration or litigation.

5.    Location of Services; Facilities; Expenses.
(a)The Consultant will render his services at such location as the Company and the Consultant shall mutually agree, provided, Consultant agrees to provide services in New Jersey, New York and Florida. To the extent required for the delivery of the services required of him, the Consultant will travel to any office of the Company and the Bank, subject to mutual agreement on time and location. Subject to the reasonable requirements of the Company and the Company Bank, the Consultant shall control the time and manner of delivery of the services required of him under this Agreement.
(b)The Company and the Company Bank will reimburse the Consultant for his required travel (other than automobile travel for which he will receive a monthly stipend) and other out-of-pocket expenses incurred in the delivery of services under this Agreement consistent with its policies for the payment of expenses of other independent contractors.
6.    Consulting Compensation.
(a)For his services as a Consultant and for the covenants under Section 7 of this Agreement, the Company will pay the Consultant a fee of $48,000 per month, payable on the last day of each month in arrears, for the Consulting Period. To facilitate your services, the Company will provide you with a stipend of $1,200 a month for automobile travel expenses during the Consulting Period.

(b)Consultant is an independent contractor and is not an employee, partner or co-venturer of or with the Company and Company Bank. No provision of this Agreement shall be deemed to create an employment relationship between the Consultant and the Company and Company Bank for his consulting services The Company and Company Bank shall not assume, and specifically disclaims, any obligations of an employer to an employee which may exist under applicable law. The Consultant shall not have any of the rights of an employee with respect to the Company and Company Bank (including, but not limited to, the right to participate in employee benefit plans), and specifically waives any and all such rights. The Consultant hereby agrees to take any and all such actions as the Company and Company Bank may reasonably request in order to establish that no employment relationship exists between the parties. The Consultant shall be responsible for and pay all income and self employment taxes arising from compensation and other amounts paid under this Agreement. No federal, state or local income tax, social security tax, unemployment tax or payroll tax of any kind shall be withheld or paid by the Company and Company Bank on behalf of Consultant for his consulting services. The Consultant understands and agrees that he is responsible to and shall pay, according to law, Consultant’s income and self employment taxes and Consultant shall, when requested by the Company and Company Bank, properly document to the Company and Company Bank that any and all social security, unemployment, federal, state and local taxes have been paid. Consultant agrees to indemnify, defend and reimburse and hold the Company and Company Bank harmless from and against any obligations imposed on the Company and Company Bank for any tax liability the Company and Company Bank may incur by virtue of any payments made by the Company and Company Bank to the Consultant should the Consultant fail to file and pay all appropriate taxes as a self-employed person. Except in connection with Consultant’s failure to file or pay all appropriate taxes as a self-employed person, including income and self employment taxes, the Company and Company Bank agree to indemnify, defend and reimburse and hold Consultant harmless from and against any obligations imposed on Consultant, the Bank or Company Bank and for any tax liability Consultant, the Bank or Company Bank may incur by virtue of any payments made by the Company and Company Bank to the Consultant under this Section 6. Consultant shall not be eligible for, and shall not participate in, any employee pension, 401(k), health, welfare or other fringe benefit plan of the Company and Company Bank. No workers compensation insurance shall be obtained by the Company and Company Bank covering the Consultant.
(c)In the event of the death of the Consultant, all unpaid consulting fees due under paragraph (a) of this Section 6 through the end of the Consulting Period shall be paid to the Consultant’s estate in a lump sum.
7.    Non-Competition; Non-Solicitation; Confidentiality.
(a)For a period commencing as of the Effective Date and continuing until the end of the Consulting Period (the “Restricted Period”), the Consultant shall not, directly or indirectly, within the States of New Jersey, New York, and Florida, for compensation or otherwise engage or have any interest in any sole proprietorship, partnership, corporation, company, business or entity (whether as an employee, officer, director, partner, member, principal, agent, consultant or otherwise) that engages in commercial or consumer banking, provided, however, that the Consultant may continue to hold or acquire, solely as an investment, shares of capital stock or other equity securities of any company or other entity which are traded on any national securities exchange or are regularly quoted in the over-the-counter market, so long as Consultant does not control, acquire a controlling interest in, or become a member of a group which exercises direct or indirect control of more than five percent (5%) of any class of capital stock of such company or other entity.
(b)During the Restricted Period, the Consultant shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, company, association or other entity, knowingly solicit, attempt to contract with, or enter into any business relationship with any person or entity with which the Company or Company Bank, or any affiliate of the Company or Company Bank, had any business relationship or engaged in negotiations toward a relationship in the previous 12 months, related to the following business activities (collectively, the “Company Business”):

•	commercial or consumer banking;

•	wealth management and trust administration; and

•	insurance services, including, without limitation, title insurance, property and casualty insurance.
A general advertisement not specifically directed at any Company customer shall not constitute a solicitation for purposes of this Section 6(b).
(c)During the Restricted Period, Consultant shall not knowingly: (a) directly or indirectly solicit for employment with the Consultant, or anyone else, or employ, any person who was an employee of the Company, the Company Bank or its subsidiaries (the “Company Parties” within six (6) months prior to such solicitation of employment; or (b) induce, or attempt to induce, any employee of the Company Parties to terminate such employee’s employment. A general advertisement not specifically directed at any employee of the Company Parties shall not constitute a solicitation for purposes of this Section 6(c).
(d)The Consultant acknowledges and agrees that he has certain continuing confidentiality and non-disclosure obligations under the Company’s code of ethics and as specified in the Release (as defined below).
(e)The Consultant acknowledges and agrees:
i. that the provisions of Section 7 are reasonable and necessary for the protection of the Company Parties, and their successors and assigns,
ii. that the remedy at law for any breach by him of the provisions of this Section will be inadequate and, accordingly, the Consultant agrees that in the case of any such breach the appropriate Company Party, or its successors and assigns, shall be entitled to injunctive relief and shall not be required to post any bond.
(f)Notwithstanding anything in this Section 7 to the contrary, the Company agrees not to unreasonably withhold consent if Consultant requests permission to serve as a director of a bank, bank holding company or financial institution or a consultant, officer or employee involved in operations of such an institution, provided that the institution is does not directly compete with the Company or Company Bank and that Consultant is otherwise honoring his obligations under paragraphs (b), (c) and (d) of this Section 7.
8.    Release.
Notwithstanding anything else to the contrary in this Agreement, the payments under Section 6 herein are subject to the execution by Executive of a release of claims in favor of the Company, its affiliates and their respective officers and directors, in the Company’s standard form and previously delivered to the Executive (the “Release”) and such Release becoming effective and irrevocable in accordance with applicable law. The Release will include your formal resignation from all other positions with the Company.
9.    Governing Law.
This Agreement shall be construed, administered and enforced in accordance with the laws of the State of New Jersey without regard to the conflict of law principles of such laws.
10.    Entire Agreement; Binding Effect.
This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and all prior understandings or agreements are superseded hereby. The terms of this Agreement may only be amended or modified by a writing signed by each of the parties hereto. This Agreement will be binding upon you and inure to the benefit of you and your estate and will be binding upon and inure to the benefit of the Company and the Company Bank, and any successor to the Company or the Company Bank, by merger, consolidation or sale.

11.    Counterparts.
This Agreement may be executed in counterparts and each such counterpart will be deemed an original and all counterparts shall constitute a single agreement.

IN WITNESS WHEREOF, this Agreement is executed as of the date set forth above.

VALLEY NATIONAL BANCORP
By:	/s/ Gerald Korde
Gerald Korde
Chairman, Compensation and Human Resources Committee

VALLEY NATIONAL BANK
By:	/s/ Gerald Korde
Gerald Korde
Chairman, Compensation and Human Resources Committee

/s/ Peter Crocitto
Peter Crocitto